UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL  OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person*
   Robert Earl Jeffery
   P.O. Box 404
   Union Bay, British Columbia, Canada V0R 3B0

2. Issuer Name and Ticker or Trading Symbol
   MEGAPRO TOOLS INC. (MPOT)

3. I.R.S. or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of     |6.Ownership  |7.Nature of Indirect   |
                           | Transaction |  or Disposed of (D)              |  Securities    |  Form:      |  Beneficial Ownership |
                           |      |      |                                  |  Beneficially  |  Direct (D) |                       |
                           |      |    | |                  | A/|           |  Owned at      |  or Indir-  |                       |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month  |  ect(I)     |                       |
___________________________________________________________________________________________________________________________________|
Common Stock, $0.001 Par   |11/23/|P   | |2,500             |P  |$1.00      |798,900         |I            |By Ora Capital         |
Value Per Share            |01    |    | |                  |   |           |                |             |Corporation(1)         |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.001 Par   |11/29/|S   | |2,500             |D  |$1.10      |796,400         |I            |By Ora Capital         |
Value Per Share            |01    |    | |                  |   |           |                |             |Corporation(1)         |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.001 Par   |11/30/|P   | |500               |P  |$1.05      |796,900         |I            |By Ora Capital         |
Value Per Share            |01    |    | |                  |   |           |                |             |Corporation(1)         |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.001 Par   |11/30/|P   | |2,000             |P  |$1.00      |798,900         |I            |By Ora Capital         |
Value Per Share            |01    |    | |                  |   |           |                |             |Corporation(1)         |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. puts, calls, warrants, convertible securities)|
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |           |                    |       |cially      |Ind|            |
                      |tive    |     |      |               |Date |Expir|                    |       |Owned at    |ire|            |
                      |Secur-  |     |      |           |   |Exer-|ation|         |Amount or |       |End of      |ct |            |
                      |rity    |     |    | |           | A/|cisa-|Date |         |Number of |       |Month       |(I)|            |
                      |        |Date |Code|V|  Amount   | D |ble  |     |  Title  |Shares    |       |            |   |            |
___________________________________________________________________________________________________________________________________|
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Ora Capital Corporation is a corporation controlled by the reporting person.


                          /s/ Robert E. Jeffery
                          ---------------------------                 ---------
                          **Signature of Reporting Person             Date


*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements of omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001 an 15 U.S.C. 78ff(a).